EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-220491, 333-248425 and 333-274150) and on Form S-8 (Registration No. 333-171996, 333-248426 and 333-266436) of The First Bancshares, Inc. (the Company) of our report dated February 29, 2024, on our audit of the consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated February 29, 2024, on our audit of the internal control over financial reporting of the Company as of December 31, 2023, which report is included in this annual report on Form 10-K.

/s/ FORVIS, LLP

Jackson, Mississippi
February 29, 2024